Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 28, 2002 relating to the financial statements of Tully’s Coffee Corporation, which appears in Tully’s Coffee Corporations Annual report on Form 10-K for the year ended March 28, 2004.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Seattle, Washington

December 16, 2004